Exhibit 99.1


PRESS RELEASE                                   Franklin Street Properties Corp.
--------------------------------------------------------------------------------
      401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
                (781) 557-1300 o www.franklinstreetproperties.com

Contact:  Donna Brownell  877-686-9496                     FOR IMMEDIATE RELEASE

                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                              2005 YEAR END RESULTS

Wakefield, MA--February 21, 2006--Franklin Street Properties Corp. ("Franklin Street Properties", the "Company" or "FSP") (AMEX: FSP) announced today net income and Earnings Per Share (EPS) for the year ended December 31, 2005, which were the highest in FSP history. The Company also announced Adjusted Funds From Operations (AFFO) for 2005, and an update to its share repurchase program.

The Company evaluates its performance based on net income, EPS and AFFO, and believes each is an important measure. The Company considers these measurements in determining distributions paid to equity holders. A reconciliation of net income to AFFO (a "Non-GAAP financial measure") is provided on page 2 of this press release.

o EPS for the three months ended December 31, 2005 increased $0.19 per share to $0.47 per share compared to the three months ended December 31, 2004. Net income was $28.4 million or $0.47 per share (based on 60.3 million shares), compared to $13.9 million or $0.28 per share (based on 49.6 million shares) in 2004.
o AFFO for the three months ended December 31, 2005 decreased $0.07 per share to $0.28 per share compared to the three months ended December 31, 2004. AFFO was $16.9 million or $0.28 per share (based on 60.3 million shares), compared to $17.2 million or $0.35 per share (based on 49.6 million shares) in 2004.
o EPS for the year ended December 31, 2005 increased $0.36 per share to $1.32 per share compared to the year ended December 31, 2004. Net income was $75.1 million or $1.32 per share (based on 56.8 million shares), compared to $47.8 million or $0.96 per share (based on 49.6 million shares) in 2004.
o AFFO for the year ended December 31, 2005 increased $4.8 million to $65.0 million or $1.14 per share (based on 56.8 million shares), compared to $60.2 million or $1.21 per share (based on 49.6 million shares) for the same period in 2004.

The following factors affected net income, EPS and AFFO for the three months and year ended December 31, 2005:

o Increased net operating income from four properties acquired by merger effective April 30, 2005, and acquisitions of two properties in Colorado and Indiana. The purchase price of the properties acquired was financed with proceeds from asset sales of properties in our portfolio.
o Gains on sales of assets for the quarter and year ended December 31, 2005 of $17.2 million and $30.5 million, respectively. During the fourth quarter, we realized gains on the sale of two residential properties in Texas and a commercial property located in California. During the first three quarters of 2005, we sold by transfer of our interest in our wholly owned subsidiary that held the property, an office property in Maryland and we sold a residential property in Louisiana, which were sold at an aggregate gain of approximately $14.0 million; a gain on contribution of land of $339,000; and a loss on the sale of a property in California of $1.1 million. Net gains on sale of assets were $0.28 and $0.54 per share for the fourth quarter and full year, respectively.
o These increases were partially offset by lower investment banking results for the fourth quarter and the year compared to 2004. Gross proceeds on the sale of securities, which our investment banking revenues are based upon, for the fourth quarter of 2005 were $33.5 million compared to $73.3 million during the same period in 2004; and for the year were $138.8 million in 2005 compared to $208.2 million in 2004.


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

A reconciliation of net income to AFFO is shown below and a definition of AFFO is on Supplemental Schedule F. AFFO was previously labeled Cash Available for Distribution (CAD), but the calculation has not changed. In our opinion, the term AFFO better describes this measure. In addition, we believe that AFFO is used more broadly throughout the REIT industry and is generally calculated in a similar manner to our calculation.

                                                              Three Months Ended          Year Ended
                                                                  December 31,           December 31,
                                                             --------------------    --------------------
(In thousands except per share amounts)                         2005        2004        2005        2004
                                                                ----        ----        ----        ----

Net income                                                   $ 28,424    $ 13,924    $ 75,116    $ 47,763
     Gain on sales of assets, net                             (17,232)         --     (30,493)         --
     GAAP income from non-consolidated REITs                     (121)       (586)     (1,418)     (1,472)
     Distributions from non-consolidated REITs                    130         731       1,217       1,582
     Depreciation of real estate & intangible amortization      6,258       3,083      22,240      13,242
     Straight-line rent                                          (525)         33      (1,692)       (860)
     Capital expenditures                                        (472)       (649)     (2,760)     (1,641)
     Payments of deferred leasing costs                        (1,050)        (34)     (1,560)       (582)
     Proceeds from funded reserves                              1,522         682       4,320       2,123
                                                             --------------------    --------------------
Adjusted Funds From Operations (AFFO)                        $ 16,934    $ 17,184    $ 64,970    $ 60,155
                                                             ====================    ====================

Per Share Data
EPS                                                          $   0.47    $   0.28    $   1.32    $   0.96
AFFO                                                         $   0.28    $   0.35    $   1.14    $   1.21

Weighted average shares (basic and diluted)                    60,259      49,630      56,847      49,628
                                                             ====================    ====================

Stock Repurchase update:

On October 28, 2005, the Board of Directors of the Company authorized the repurchase of up to $35 million of the Company's common stock from time to time on the open market or in privately negotiated transactions. During November and December 2005, we repurchased 731,000 shares of common stock at an aggregate price of $13,992,000, or for an average price of $19.14 per share.

Dividend announcement:

On January 18, 2006 the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on February 21, 2006 to stockholders of record on January 31, 2006.


Real Estate and Investment Banking Update

During 2005 we acquired four properties by merger and two by acquisition. We have sold, or are under agreement to sell, a total of seven properties. As of December 31, 2005, six of the seven property sales were completed, and the remaining sale was classified in our balance sheet as an asset held-for-sale. Supplemental schedule D presents our continuing real estate portfolio of 27 properties as of December 31, 2005.

During the quarter ended December 31, 2005, we completed an investment banking transaction, which was for an office property in Houston, Texas. Another investment banking transaction is planned for the first quarter of 2006.


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

George J. Carter, President and CEO, commented as follows:

"Net Income/EPS and AFFO levels for the fourth quarter and full year 2005 were expected and, consequently, planned for within the FSP business/investment model. Earnings of $1.32 per share were the highest in FSP history. However, AFFO per share was lower than last year primarily due to a decrease in the Company's Investment Banking business. Cash flow for the year was good, and the balance sheet reflects an increase in shareholder equity while remaining free of any permanent debt. Unrestricted cash increased to over $69 million, and FSP ended 2005 with its full $150 million line of credit available. Annual dividends paid to shareholders remained unchanged for the year at $1.24 per share. A significant event for FSP during the fourth quarter was our addition on November 30, 2005 to the MSCI US REIT Index (formerly known as the Morgan Stanley REIT Index). I continue to be confident about the Company's current competitive position within the broader capital/real estate markets and optimistic about its financial performance outlook for 2006.

More specifically, results for the fourth quarter and full year 2005 reflected:
(#1) solid performance in rental operations from the Company's portfolio of properties; (#2) significant gains from real estate sales and the reinvestment of those sale proceeds into newly-acquired properties and, through our stock repurchase program, FSP common stock; and (#3) the closing of real estate investment banking business totaling $33.5 million in the fourth quarter and $138.8 million for the full year.

#1. For the fourth quarter of 2005, the Company's continuing portfolio of 27 properties was 92% leased. Most of FSP's properties are suburban office buildings, and, in most markets, we are finding improving conditions for both occupancy and rental rates. However, there are still many tenant leases which were signed at the height of the most recent office market cycle (approximately 1997-2001). Consequently, FSP and many other office property owners continue to face rent roll downs as old leases expire and new ones are signed. National vacancy levels decreased in 2005 to approximately 15% from 16.5% in 2004. Rent levels in most office markets cannot experience meaningful increases until vacancy falls into the 10%-11% range. Consequently, we believe that significant broad-based occupancy and rental increases are probably two to four years away assuming continued overall U.S. economic growth and traditional cyclical real estate dynamics. FSP is aggressively managing its lease turnover to maximize our rental operations' contribution as the office markets continue to climb back up their cyclical curve. Concern always remains about the possibility of a new, significant downturn in the broader economy that would reverse the positive trends our markets are starting to see. Lofty worldwide energy prices, inflation and interest rates are likely to be influencing factors.

#2. During the fourth quarter of 2005, the Company sold three properties for significant gains. Most of the proceeds from these sales were used to pay down the Company's line of credit, which had been drawn to purchase two new acquisition properties ahead of the contemplated portfolio sales. The two new acquisition properties are now owned without any mortgage debt, as is every other property in FSP's portfolio. There continue to be existing real estate assets in our portfolio which we believe are potential sale candidates, either because of property specific or market driven reasons. However, property sales will be considered only if the potential exists to reinvest the sale proceeds in new assets that we believe have better near-term and long-term return potential than the assets being sold. Without any permanent mortgage debt, and with significant cash already on the balance sheet, property sales generate cash that is not currently needed for reserves or for mortgage debt pay down. Current high market pricing and competition for potentially acceptable property acquisitions continue to present challenges, but new opportunities are always being reviewed. Upgrading FSP's portfolio is an ongoing objective.

Also during the fourth quarter, the Company took advantage of its recently announced stock repurchase plan to invest a portion of the proceeds from fourth quarter property sales in the purchase of its own shares. The adoption of the stock repurchase program gives the Company the option to either invest cash in its stock or in new acquisition properties, when the relative financial opportunity is favorable.


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

#3. Fourth quarter investment banking business totaled $33.5 million of "closed-in" investor capital in one transaction. For the full year 2005, FSP's investment banking business totaled $138.8 million, approximately 33% lower than 2004's total of $208.2 million. FSP's Investment Banking group has had a difficult time during the last two years finding properties that meet its investment criteria. Higher pricing and greater competition for quality commercial real estate have reduced the number of attractive potential acquisitions we would consider. As 2006 begins, nothing in the broad-based acquisition pricing parameters of quality investment properties has changed significantly from the last two years. Consequently, FSP's investment banking business is likely to remain challenged."

Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for February 22, 2006 at 10:00 a.m. (EDT) to discuss the fourth quarter results. The toll free number is 1-800-798-2884, passcode 92525224. Internationally, the call may be accessed by dialing 1-617-614-6207, passcode 92525224. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.


                                     -more-

About Franklin Street Properties

Franklin Street Properties is a self-administered equity real estate investment trust focused on achieving current income and long-term growth through investments in commercial properties. FSP owns an unleveraged portfolio of real estate. The majority of FSP's property portfolio is suburban office buildings. Our real estate operations include leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees, development fees and management fees, respectively. Our subsidiary, FSP Investments LLC (member, NASD and SIPC), is a real estate investment banking firm and a registered broker/dealer. The primary activity of the investment bank is the organization of single purpose entities that acquire, own and operate specific real estate properties. FSP Investments LLC raises all of the capital required to fully equitize those entities through private placement offerings.

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in or Quarterly Report of Form 10-Q for the three months ended September 30, 2005), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the factors set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2005 under the caption, "Certain Factors That May Affect Future Results". Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.


                           Franklin Street Properties
                                Earnings Release
                            Supplementary information
                                Table of contents


      Franklin Street Properties Financial Results                           A-C
      Real estate portfolio summary information                               D
      Other supplementary information                                         E
      Definition of Adjusted Funds From Operations                            F


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

                  Franklin Street Properties Financial Results
                            Supplementary Schedule A
                                Income Statement
                                   (Unaudited)

                                                                  For the                    For the
                                                             Three Months Ended             Year Ended
                                                                December 31,               December 31,
--------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                     2005          2004          2005          2004
==============================================================================================================

Revenue:
     Rental                                                $21,946       $15,770       $75,896       $59,180
Related party revenue:
     Syndication fees                                        2,291         4,976         9,268        13,579
     Transaction fees                                        2,524         4,884         9,412        14,093
     Management fees and interest income from loans            204           141         1,807           581
Other                                                           --            --            10             3
--------------------------------------------------------------------------------------------------------------
             Total revenue                                  26,965        25,771        96,393        87,436
--------------------------------------------------------------------------------------------------------------

Expenses:
     Real estate operating expenses                          5,532         3,654        17,350        12,094
     Real estate taxes and insurance                         2,888         2,134        10,105         7,626
     Depreciation and amortization                           4,877         2,797        15,927        10,967
     Selling, general and administrative                     1,851           767         7,452         5,687
     Commissions                                             1,357         2,574         5,005         6,959
     Interest                                                  173         1,010         2,997         1,527
--------------------------------------------------------------------------------------------------------------

       Total expenses                                       16,678        12,936        58,836        44,860
--------------------------------------------------------------------------------------------------------------

Income before interest income, equity in earnings of
   non-consolidated REITs and taxes on income               10,287        12,835        37,557        42,576
Interest income                                                541           365         1,588           863
Equity in earnings of non-consolidated REITs                   102           156         1,397           620
--------------------------------------------------------------------------------------------------------------

Income before taxes on income                               10,930        13,356        40,542        44,059
Income tax expense                                             125           965           422         1,725
--------------------------------------------------------------------------------------------------------------

Income from continuing operations                           10,805        12,391        40,120        42,334
Income from discontinued operations                            387         1,533         4,503         5,429
Gain on sale of assets, net                                 17,233            --        30,493            --
--------------------------------------------------------------------------------------------------------------

Net income                                                 $28,425       $13,924       $75,116       $47,763
==============================================================================================================

Weighted average number of shares outstanding,
   basic and diluted                                        60,259        49,630        56,847        49,628
==============================================================================================================

Net income from continuing operations                      $  0.18       $  0.25       $  0.70       $  0.85
Income from discontinued operations                           0.01          0.03          0.08          0.11
Gain on sale of assets, net                                   0.28            --          0.54            --
--------------------------------------------------------------------------------------------------------------
Net income per share, basic and diluted                    $  0.47       $  0.28       $  1.32       $  0.96
==============================================================================================================


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
                                      -7-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule B
                             Condensed Balance Sheet
                                   (Unaudited)

(in thousands, except shares and par value amounts)                                      December 31,     December 31,
                                                                                             2005             2004
                                                                                             ----             ----
=====================================================================================================================
Assets:
Real estate investments, net                                                              $ 552,597        $ 351,173

Acquired real estate leases, net                                                             30,952            6,464
Investment in non-consolidated REITs                                                          5,006            4,270
Assets held for syndication                                                                      --           59,246
Assets held for sale                                                                          6,631           89,783
Cash and cash equivalents                                                                    69,715           52,752
Restricted cash                                                                                 461            1,033
Straight-line rent receivable                                                                 5,765            4,122
Deferred leasing commissions, net                                                             2,284            1,127
Current and other assets                                                                      3,762            3,141
---------------------------------------------------------------------------------------------------------------------
      Total assets                                                                        $ 677,173        $ 573,111
=====================================================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
Bank note payable                                                                         $      --        $  59,439
Accounts payable, accrued expenses, tenant deposits & other liabilities                      15,590           10,584
---------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                       15,590           70,023
---------------------------------------------------------------------------------------------------------------------

Stockholders' Equity:
     Common Stock, $.0001 par value, 180,000,000 shares
        authorized, 60,525,608 and 49,630,338 issued and outstanding                              6                5
     Additional paid-in capital                                                             677,397          512,813
     Treasury stock, 731,898 and 575 shares, respectively                                   (14,008)             (10)
     Distributions in excess of earnings                                                     (1,812)          (9,720)
---------------------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                                             661,583          503,088
---------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                                $ 677,173        $ 573,111
=====================================================================================================================


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
                                      -8-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule C
                        Condensed Statement of Cash Flows
                                   (Unaudited)

                                                                           For the year ended
                                                                             December 31,
                                                                      ----------------------------
                                                                          2005              2004
                                                                          ----              ----
Cash flows from operating activities:
Net income                                                            $   75,116        $   47,763
Adjustments to reconcile net income to
      net cash provided by operating activities:
   Depreciation and amortization expense                                  17,937            13,006
   Amortization of above market lease                                      4,310               235
   Gain on sale of real estate assets                                    (30,493)               --
   Equity in earnings of non-consolidated REITs                           (1,418)           (1,472)
   Distributions from non-consolidated REITs                               1,217             1,582
   Increase to bad debt reserve                                               --               195
   Shares issued as compensation                                              31               161
Changes in operating assets and liabilities:
   Restricted cash                                                           572               (51)
   Tenant rent receivables, net                                             (678)              (83)
   Straight-line rents, net                                               (1,692)             (860)
   Prepaid expenses and other assets, net                                    586            (1,192)
   Accounts payable, accrued expenses & other items                         (200)            3,816
   Accrued compensation                                                    1,186              (840)
   Tenant security deposits                                                  260                51
Payment of deferred leasing commissions                                   (1,560)             (582)
                                                                      ----------        ----------
Net cash provided by operating activities                                 65,174            61,729
                                                                      ----------        ----------

Cash flows from investing activities:
   Cash from issuance of common stock in the merger transaction           10,621                --
   Purchase of real estate assets                                        (75,988)           (1,641)
   Acquired real estate leases                                           (12,513)               --
   Investment in non-consolidated REITs                                      (18)           (4,270)
   Merger costs paid                                                        (402)               --
   Changes in deposits on real estate assets                                (710)               --
   Investment in assets held for syndication                              59,532           (55,490)
   Proceeds received on sales of real estate assets                      112,030                --
                                                                      ----------        ----------
Net cash provided by (used for) investing activities                      92,552           (61,401)
                                                                      ----------        ----------

Cash flows from financing activities:
   Distributions to stockholders                                         (67,208)          (61,536)
   Purchase of treasury shares                                           (14,008)             (155)
   Borrowings under bank note payable                                         --            59,439
   Repayments of bank note payable                                       (59,439)           (4,117)
   Deferred financing costs                                                 (108)               --
                                                                      ----------        ----------
Net cash used for financing activities                                  (140,763)           (6,369)
                                                                      ----------        ----------

Net increase (decrease) in cash and cash equivalents                      16,963            (6,041)
Cash and cash equivalents, beginning of year                              52,752            58,793
                                                                      ----------        ----------
Cash and cash equivalents, end of year                                $   69,715        $   52,752
                                                                      ==========        ==========


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
                                      -9-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule D
                          Real Estate Portfolio Summary
                                   (Unaudited)
                                December 31, 2005

                                               31-Dec-2005         31-Dec-2004
                                              -------------       -------------

Commercial real estate
       Number of properties                            26                  24
       Square feet                              3,978,264           3,051,748
       Leased percentage                               92%                 89%

Residential real estate
       Number of properties                             1                   4
       Number of apartments                           228                 837
       Square feet                                231,363             761,311
       Leased percentage                               97%                 94%

Combined portfolio
       Number of properties                            27                  28
       Square feet                              4,209,627           3,813,059
       Leased percentage                               92%                 90%


Property by state:
(In Thousands)
                                                       As of December 31, 2005
                              -----------------------------------------------------------------------
                                   # of            Net          % of           Square         % of
State                           Properties     Investment     Portfolio         Feet        Portfolio
-----                           ----------     ----------     ---------         ----        ---------

Texas                                  5        $ 144,945       26.2%           1,048         24.9%
Virginia                               3           84,553       15.3%             503         12.0%
Missouri                               2           58,279       10.5%             349          8.3%
California                             3           41,245        7.5%             324          7.7%
Colorado                               2           45,571        8.2%             310          7.4%
Indiana                                1           39,480        7.1%             205          4.9%
Illinois                               1           27,475        5.0%             177          4.2%
Massachusetts                          3           25,928        4.7%             385          9.1%
Georgia                                1           23,740        4.3%             161          3.8%
North Carolina                         2           15,392        2.8%             172          4.1%
Michigan                               1           15,104        2.7%             215          5.1%
Washington                             1           14,855        2.7%             117          2.8%
South Carolina                         1           10,677        1.9%             144          3.4%
Maryland                               1            5,350        1.0%              99          2.3%
                              ----------------------------------------       -----------------------
Total                                 27        $ 552,597      100.0%           4,210        100.0%
                              ========================================       =======================


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
                                      -10-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule E
                                   (Unaudited)
                                December 31, 2005

Property by type:
(In Thousands)
                                                       As of December 31, 2005
                              -----------------------------------------------------------------------
                                   # of            Net          % of           Square         % of
Type                            Properties     Investment     Portfolio         Feet        Portfolio
----                            ----------     ----------     ---------         ----        ---------

Office                                24          522,159       94.5%           3,692         87.7%
Industrial                             2           14,375        2.6%             287          6.8%
Apartments                             1           16,063        2.9%             231          5.5%
                              -----------------------------------------      ------------------------
Total                                 27        $ 552,597      100.0%           4,210        100.0%
                              =========================================      ========================

Commercial portfolio lease expirations (1)

                                 Total            % of
       Year                   Square Feet      Portfolio
       ----                   -----------      ---------
       2006                      687,234          17.3%
       2007                      472,607          11.9%
       2008                      151,324           3.8%
       2009                      854,204          21.5%
       2010                      757,286          19.0%
       2011                      138,058           3.5%
Thereafter (2)                   917,551          23.0%
                           -----------------------------
                               3,978,264           100%
                           =============================

(1) Percentages are determined based upon square footage of expiring commercial leases. Expirations exclude apartments, which generally are one year or less.

(2)   Includes current vacancies


                                     -more-

                   Franklin Street Properties Earnings Release
                            Supplementary Schedule F
              Definition of Adjusted Funds From Operations ("AFFO")


The Company evaluates the performance of its reportable segments based on several measures including Adjusted Funds From Operations ("AFFO") as management believes that AFFO represents an important measure of the reportable segment's activity and is an important consideration in determining distributions paid to equity holders. The Company defines AFFO as: net income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of net income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; less purchases of property and equipment ("Capital Expenditures") and payments for deferred leasing commissions, plus proceeds from (payments to) cash reserves established at the acquisition date of the property. Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to AFFO, as these are non-cash items included in net income. Capital expenditures, payments of deferred leasing commissions and the proceeds from (payments to) the funded reserve are an adjustment to AFFO, as they represent cash items not reflected in net income.

The funded reserve represents funds that the Company has set aside in anticipation of future capital needs. These reserves are typically used for the payment of Capital Expenditures, deferred leasing commissions and certain tenant allowances; however, there are no legal restrictions on their use and they may be used for any Company purpose. AFFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company's financial performance, nor as an alternative to cash flows from operating activities (determined in accordance with GAAP), nor as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define AFFO in a different manner. It is at the Company's discretion to retain a portion of AFFO for operational needs. We believe that in order to facilitate a clear understanding of the results of the Company, AFFO should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.